Exhibit 99.1

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO H. Andrew DeFerrari, Senior Vice President and CFO (561) 627-7171

September 5, 2017

DYCOM INDUSTRIES, INC. ANNOUNCES CHANGE IN FISCAL YEAR END

Palm Beach Gardens, Florida, September 5, 2017 - Dycom Industries, Inc. (NYSE: DY) announced today that its Board of Directors has approved a change in the Company’s fiscal year end from July to January. Beginning with a six month transitional period ending January 27, 2018, the Company’s fiscal year will end on the last Saturday of January. The Company will file a transition report on Form 10-K containing audited financial statements for the six month period from July 30, 2017 to January 27, 2018. After the transition period, each fiscal year will consist of either 52 or 53 weeks of operations (with the additional week of operations occurring in the fourth fiscal quarter). The Company’s 2019 fiscal year will commence on January 28, 2018 and will consist of 52 weeks.

The change in fiscal year end better aligns the Company’s fiscal year with the planning cycles of the Company’s customers. Year-over-year quarterly financial data will continue to be comparative to prior periods as the months that comprise each fiscal quarter in the new fiscal year are the same as those in the Company’s historical financial statements.

For information on our historical results presented on a quarterly basis, including a presentation of our historical quarterly results reflecting our new January fiscal year end, see our Trend Schedules posted on the Dycom Industries, Inc. Investor Relations website at ir.dycomind.com.

About Dycom Industries, Inc.

Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include program management, engineering, construction, maintenance and installation services for telecommunications providers, underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

Forward-Looking Information

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. These statements are based on management’s current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and include business and economic conditions and trends in the telecommunications industry affecting the Company’s customers, the adequacy of the Company’s insurance and other reserves and allowances for doubtful accounts, whether the carrying value of the Company’s assets may be impaired, preliminary purchase price allocations of acquired businesses, expected benefits and synergies of acquisitions, future financial and operating results, the future impact of any acquisitions or dispositions, adjustments and cancellations related to the Company’s backlog, the anticipated outcome of other contingent events, including litigation, liquidity and other financial needs, the availability of financing, and the other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements.